Central Valley Community Bank Celebrates Its 30th Birthday by Expanding Its Modesto Loan Production Office to a Full Service Branch

FRESNO, CA -- (Marketwire - September 13, 2010) - Daniel J. Doyle, President and CEO of Central Valley Community Bank (CVCB), the sole subsidiary of Central Valley Community Bancorp (Company) (NASDAQ: CVCY), is pleased to announce the expansion of the Modesto Loan Production office to a full service branch located at 300 Banner Court Ste. 2 as of the end of September 2010. The expanded office will house a local team of seven experienced business and personal banking professionals who will provide a full range of banking services to a growing list of customers in the region. The Modesto branch hours will be Monday - Friday 9:00 a.m. - 5:00 p.m.

"We are proud of our 30 year history of strong and secure banking and we are honored to expand operations in Stanislaus County by offering a broader array of business and personal banking services. Our Modesto Loan Production office opened in 2007 and thanks to our growing number of loyal customers, this new office marks our 17th full service branch in the Valley, bringing the Bank one step closer to fulfilling the strategic vision of extending our unique brand of service throughout the entire San Joaquin Valley region," said Daniel J. Doyle, President and CEO of Central Valley Community Bancorp and Central Valley Community Bank.

Central Valley Community Bancorp trades on the NASDAQ stock exchange under the symbol CVCY. Central Valley Community Bank, headquartered in Fresno, California, was founded in 1979 and is the sole subsidiary of Central Valley Community Bancorp. Central Valley Community Bank currently operates 17 offices in Clovis, Fresno, Kerman, Lodi, Madera, Merced, Modesto, Oakhurst, Prather, Sacramento, Stockton, and Tracy California. Additionally, the Bank operates Commercial Real Estate Lending, SBA Lending and Agribusiness Lending Departments. Investment services are provided by Investment Centers of America and insurance services are offered through Central Valley Community Insurance Services LLC. Members of Central Valley Community Bancorp's and the Bank's Board of Directors are: Daniel N. Cunningham (Chairman), Sidney B. Cox, Edwin S. Darden, Jr., Daniel J. Doyle, Steven D. McDonald, Louis McMurray, Wanda L. Rogers (Director Emeritus), William S. Smittcamp, and Joseph B. Weirick.

More information about Central Valley Community Bancorp and Central Valley Community Bank can be found at www.cvcb.com.

CONTACT:
Debbie Nalchajian-Cohen
(559) 222-1322